EXHIBIT 99.1

Mawson Infrastructure Group Inc. Announces Monthly Operational Update for April 2024

Total Overall Revenue up 65% Y/Y from April last year

Self-Mining Business Revenue up 73% Y/Y from April last year

Co-Location Business Revenue up 105% Y/Y from April last year

Announced 20 MW Expansion Plan increasing total capacity to 129 MW

MIDLAND, Pa., May 20, 2024 (GLOBE NEWSWIRE) -- Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or “the Company”), a digital infrastructure company, announced today its unaudited business and operational update for April 2024.

Rahul Mewawalla, CEO and President, commented, “We are pleased with another strong month of year-over-year growth with our total overall revenue growing 65% this April over last year, driven by operational focus and execution across our self-mining and co-location services businesses. We drove growth in our self-mining business revenue by 73% and our co-location business revenue by 105% this April as compared to last year. We were also excited to announce plans to expand our Midland facilities by an additional 20 MW that should drive additional growth and customer expansion opportunities for our co-location services business. We believe our focus on operations, technology, and strategic transformation will further advance our role in the industry and our ecosystem.”

Unaudited April Monthly Operating Results Summary

  Total monthly revenue increased 65% Y/Y to about $4.85 million and the equivalent of 74 BTC1.
  Self-mining business revenue increased 73% Y/Y to $1.92 million.
  Co-location business revenue increased 105% Y/Y to $2.87 million.
  Recently announced co-location expansion agreement increased Mawson’s co-location services capacity to approximately 82 MW and over 25,872 miners.
  Total power capacity across Company’s facilities approximately 109 MW with capacity for approximately 35,650 miners.
  Company announced plans to expand its Midland facility by 20 MW, increasing the Company’s future total capacity to approximately 129 MW and about 41,530 miners.

Conferences and Events Update

Mawson has planned for its CEO and President, Rahul Mewawalla to join the following upcoming conferences and events. Please contact IR@Mawsoninc.com for further information.

  Consensus in May 2024 in Austin, Texas
  Artificial Intelligence (AI) Summit in June 2024 in London, United Kingdom
  Fintech Week in June 2024 in London, United Kingdom
  Mining Disrupt in June 2024 in Miami, Florida
  Bitcoin 2024 in July 2024 in Nashville, Tennessee

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is building the next generation digital infrastructure platform. Our innovation, technology, and operational expertise enables us to operate and optimize digital infrastructure to accelerate the digital economy including the growth of the bitcoin network, digital assets and other high-performance computing solutions using a carbon-free energy approach.

For more information, visit: https://mawsoninc.com/

Statements about hashrate capacity

Statements in the press release about hashrate capacity (including ‘installed capacity’ or ‘nameplate capacity’), will often differ from the actual or observed hashrate. These terms generally make certain assumptions about the efficiency of the ASIC miners that are in use. Some ASIC miner models will consume less power to create the same amount of hashing power than other ASIC miner models (typically more recent models are more efficient). Many ASIC miner fleets are blended fleets, including various ASIC miner models each with different efficiency ratings. Hashrate capacity figures typically assume 100% deployment of ASIC miners. Given the large numbers of computing units (often numbering in the tens of thousands), ASIC mining fleets are rarely 100% deployed and online at any one time. This can be due to a variety of factors, including ASIC miners being under maintenance, in repair workshops, in storage, in transit, or due to technical faults and breakdowns. Once deployed and online, the actual or observed hashrate can be influenced by other factors such as heat, overclocking (causing the ASIC miner to perform at levels higher than the manufacturer’s specifications), the age, and wear and tear exhibited by the ASIC miners and also by the limitations of the surrounding infrastructure, such as power outages, and MDC and transformer breakdowns. Construction and development delays are a common risk for mining data centers, for example due to weather, permitting delays, or labor and equipment shortages. Investors should consider all risk factors related to uptime when considering these figures, which are a best-case scenario.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 21, 2023, November 13, 2023, and May 15, 2024, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For more information, visit: https://mawsoninc.com/
Twitter: Mawson (@Mawsoninc) / X (twitter.com)
LinkedIn: https://www.linkedin.com/company/mawsoninc/
Facebook: Mawson Inc | Pittsburgh PA | Facebook

Investor Contact:
Investor Relations Team
IR@mawsoninc.com

Media Contact:
Media Relations Team
mediarelations@mawsoninc.com

1 Revenue equivalent BTC is the total revenue of the Company for the period divided by the average BTC price. For the month of April, the figure used is $65,805.00.